Exhibit 4.21

Portions of this exhibit have been omitted pursuant to Item 601 (b)(10)(iv) of Regulation S-K on the basis that the registrant customarily and actually treats that information as private or confidential and the omitted information is not material. Information that has been omitted has been noted in this document with a placeholder identified by the mark “[***]”.

FACTORY LEASE AGREEMENT

No. 2506/2025/HDNX/VHIZ HA TINH – VF

-	Civil Code dated November 24, 2015;
-	Law on Real Estate Business dated November 28, 2024;
-	Pursuant to Decree No. 96/2024/ND-CP dated June 24, 2024 of the Government governing the implementation of a number of articles of the Law on Real Estate Business;

THIS FACTORY LEASE AGREEMENT (the “Agreement”) is made on June 25, 2025, in Hanoi, by and between the parties:

I. LESSOR: VINHOMES HA TINH INDUSTRIAL ZONE INVESTMENT JOINT STOCK COMPANY

Head office: No. 7 Bang Lang 1 Street, Vinhomes Riverside Eco-urban Area, Viet Hung Ward, Long Bien District, Hanoi City, Vietnam.

Enterprise code:[***]

Representative: [***]

Position: [***]

II. LESSEE: HA TINH BRANCH – VINFAST TRADING AND PRODUCTION JOINT STOCK COMPANY

Head office: Lot CN4-1, CN4-2, Central Industrial Zone, Vung Ang Economic Zone, Ky Loi Commune, Ky Anh District, Ha Tinh Province, Vietnam.

Enterprise code: [***]

Representative: [***]

Position:[***]

The Lessor and the Lessee are hereinafter collectively referred to as the “Parties” and individually as the “Party”.

The Parties agree to execute the Factory Lease Agreement (“Agreement”) with the following contents:

ARTICLE 1: INTRODUCTION OF LEASING FACTORY

1.1	Location of the Factory: Land plot coded CN4-2, CN4-1 under the Zoning Plan for Construction of the Central Industrial Park lot CN4, CN5, Vung Ang Economic Zone, Ky Anh town, Ha Tinh province.
1.2	Condition of the Factory: As set out in the Handover Minutes specified in Article 4.3 of this Agreement.
1.3

Leased Factory Area (“Total Leased Area”): 340.278.4 m², comprising the entire land area within the outer boundary lines of the perimeter fences surrounding the Factory (the “Land”), including the main factory, parking areas, waste storage areas, and all structures, technical infrastructure systems, and auxiliary facilities constructed on the Land, as described in Appendix 1 of this Agreement.

The Total Leased Area includes:

(i)

Construction area of the main factory and auxiliary works: [***] (being the total construction area of eleven (11) construction items, including: main factory (ground floor and mezzanine floor); jig station; chiller plant; scrap warehouse; central kitchen; pump room; chemical warehouse; wastewater treatment plant operation house; vehicle undercarriage inspection station; car wash station; and test track office), as detailed in Appendix 2 of this Agreement.

(ii)	Remaining area: including, but not limited to, other structures, technical infrastructure systems, and auxiliary facilities on the Land.
1.4	Purpose of Lease: To implement a electric vehicle manufacturing project.
1.5	Equipment attached to the Factory: As set out in the Handover Minutes on the Handover Date specified in Article 4.3 of this Lease Agreement.

ARTICLE 2: RENTAL PRICE

2.1 Rental price

(a)

The reference rental price (“Reference Price”) applied at the effective time hereof is approximately [***]. In the following years (calculated according to 12-month basis from the effective date hereof), the Reference Price will automatically increase by [***].

The Lessor applies preferential rental rates to the Lessee as follows: (i) the first [***] equal to [***] of the Reference Price; (ii) the next [***] equal to [***] of the Reference Price; (iii) the next [***] equal to [***] of the Reference Price, and; (iv) the following years will be equal to the market rental.

(b)	The rental is calculated monthly on the principle that the rental per m2 multiplied by the Total Leased Area specified in Article 1.3 of this Agreement.
(c)	The rental specified in the Article 2.1 shall not include:

(i)Value Added Tax (VAT)

(ii)	Factory operation and maintenance service fees and shared facilities management fees within the Project (“Management Fee”).
(iii)	The costs set out in Article 2.2 of this Agreement.
2..2

Costs of utilities and services: All costs of electricity, water, connections, installation of equipment, and use of services for the Factory, including but not limited to jig supply services, postal services, telecommunications, television services, and other services, shall be borne and paid by the Lessee directly to the relevant service providers.

2.3

Rent Adjustment: In the event that the Lease Term is extended, the rent shall be adjusted based on the prevailing market rates, provided that such adjusted rent shall not be lower than the rent applicable during the current Lease Term plus an additional [***].

ARTICLE 3: PAYMENT SCHEDULE

3.1	Payment method: The Lessee shall pay the Rental to the Lessor in Vietnam dong, by transfer to the Lessor’s bank account.

3.2Payment of Rental:

(i)During the Lease Term,the rent and the Management Fee shall be paid in advance by the Lessee to the Lessor on a periodic basis of every [***] months (each a “Payment Period”), within the first [***] days of each Payment Period or in accordance with any other notice issued by the Lessor (if any), regardless of whether the Lessee receives any notice or payment request from the Lessor, whichever occurs earlier.

(ii)	The First Payment Period is calculated from the first day of the next month from the effective date hereof.

3.3Deposit:

(i)

The Lessee will make a deposit to the Lessor corresponding to [***] months of Rental (“Deposit”) on the signing date of this Agreement. This deposit amount is interest free and shall always be maintained by the Lessee during the effective term and the extended term (in any) of this Agreement.

(ii)

In the event that the rent is increased in accordance with Article 2.3 of this Agreement and/or the Lessor offsets the Deposit in accordance with this Agreement, the Lessee shall be obliged to make an additional payment to maintain the Deposit at an amount equivalent to [***] months’ rent. Such additional Deposit shall be paid by the Lessee together with the payment of the adjusted increased rent or within such other period as may be notified by the Lessor.

(iii)

The Lessor shall have the right to deduct the Deposit toward any amounts payable by the Lessee to the Lessor, including but not limited to default interest, penalties, and damages. For the avoidance of doubt, any such deduction or application of the Deposit shall not prejudice the Lessor’s right to require the Lessee to pay any due and payable amounts, and the Lessee shall not be entitled to use the Deposit to set off or pay any rent, Management Fees, or any other amounts payable by the Lessee, nor shall it affect any other rights of the Lessor under this Agreement.

In the event that the Lessor makes any deduction from the Deposit, the Lessee shall, upon request of the Lessor, within [***] days from the date of such request, replenish the Deposit by an amount equal to the amount deducted. Any failure by the Lessee to comply with such requirement to replenish the Deposit shall constitute a breach of this Agreement.

3.4

Unless otherwise requested in writing by the Lessor, the Lessee shall pay the rent, the Deposit, Management Fee, wastewater treatment fee, and any other amounts payable under this Lease Agreement by bank transfer to the Lessor’s bank account (the “Account”) on or before the relevant due dates as specified in this Lease Agreement. The Lessor’s detailed bank account information is as follows:

Account name: [***]

Account number: [***]

At bank: [***]

ARTICLE 4: LEASE TERM

4.1	The Lease Term is calculated from June 28, 2025 (“Start Date”) until the end of December 4, 2094 (“End Date”), unless earlier terminated in accordance with Article 9 of this Agreement.

No later than [***] months prior to the End Date, either Party may propose an extension of this Agreement to the other Party. Upon mutual agreement on the lease terms and conditions, the Parties shall execute an extension appendix to this Agreement or enter into a new lease agreement (in the Lessor’s standard form), at the Lessor’s discretion from time to time.

4.2	Hanover date:
4.3

Handover Documents: On the Handover Date, the Parties shall sign a handover minutes for the Factory and an inventory of equipment (the “Handover Minutes”) in the form prescribed by the Lessor. [***] day prior to the Handover Date, the Lessor shall notify the Lessee of the time, location, and procedures for the handover.

ARTICLE 5: MANAGEMENT FEES

5.1	Management fee: [***] VND/m2/month (x) the Total Leased Area (excluding of VAT). The Management Fee may be adjusted from time to time upon notice by the Lessor or the management entity.

The Lessee shall pay the Management Fee together with the rent in the same payment period.

5.2	Wastewater treatment fee: [***] VND/m3/month (excluding of VAT).

The Lessee shall pay the Management Fee together with the rent in the same payment period.

The total volume of wastewater shall be calculated as [***] of the total water supplied and shall apply only to the treatment of wastewater from Standard B to Standard A in accordance with applicable laws on industrial wastewater. The Lessee shall be responsible for treating wastewater to at least Standard B in compliance with applicable laws on industrial wastewater.

ARTICLE 6. RIGHTS AND RESPONSIBILITIES OF LESSOR

6.1 Rights of the Lessor

a.	To require the Lessee to take over the Factory in accordance with the timeline agreed in Article 4 of this Agreement;
b.	To require the Lessee to make full payment in accordance with the schedule and method agreed in this Agreement;
c.	To require the Lessee to preserve and use the Factory in accordance with its condition as specified in Article 1 of this Agreemen;
d.	To require the Lessee to compensate for any damages or to repair any damage caused by the Lessee’s fault;
e.	To unilaterally terminate this Agreement in accordance with the Law on Real Estate Business;
f.	To require the Lessee to hand over and return the Factory and the factory premises upon expiry of the Lease Term;
g.

The Lessor is entitled to institute security measures or third party rights in respect of the Factory, land use rights, and/or derivative interests from the Lease Agreement, provided that such action does not affect the Lessee’s right to use the Factory and Common Facilities under this Agreement;

h.

To have the right to procure and maintain any insurance required under this Agreement in the event the Lessee fails to do so, and to require the Lessee to reimburse the Lessor for any amounts paid by the Lessor in this respect;

i.	Other rights specified in this Lease Agreement and provisions of the Laws.

6.2Responsibilities of the Lessor:

a.

To hand over the Factory to the Lessee in accordance with this Agreement and to instruct the Lessee on the proper use of the Factory in compliance with its intended function and design as specified in Article 1 of this Agreement;

b.	To ensure the Lessee’s uninterrupted use of the Factory and the factory premises during the Lease Term;
c.	To maintain the Factory in accordance with this Agreement;
d.	Not to unilaterally terminate this Agreement if the Lessee duly performs its obligations hereunder, unless otherwise agreed by the Lessee;
e.	To compensate for any damages caused by its fault;
f.	To fulfill financial obligations to the State in accordance with applicable laws;
g.	To provide VAT invoices to the Lessee within the first [***] days of each Payment Period.

ARTICLE 7. RIGHTS AND RESPONSIBILITIES OF LESSEE

7.1 Rights of the Lessee

a.	To require the Lessor to hand over the Factory in accordance with its condition as specified in Article 1 of this Agreement;
b.	To require the Lessor to provide full and accurate information regarding the Factory;
c.	To exchange the Factory with another lessee, subject to the Lessor’s prior written consent;
d.	To sublease the Factory, subject to the Lessor’s prior written consent;
e.	To continue leasing the Factory under the agreed terms and conditions with the Lessor in the event of a change in ownership;
f.	To require the Lessor to repair any damage to the Factory not caused by the Lessee’s fault;
g.	To reuquire the Lessor to compensate for any damages caused by its fault
h.	To unilaterally terminate this Agreement in accordance with the Law on Real Estate Business;
i.	Other rights specified in this Lease Agreement and provisions of the Laws.

7.2Responsibilities of the Lessee

a.	To use the Factory strictly for the leased purpose and in accordance with the Lessee’s operational licenses;
b.	To preserve and maintain the Factory in accordance with its intended function and design as specified in Article 11 and other provisions of this Agreement;
c.	To pay in full the rent, Deposit, Management Fee, wastewater treatment fee, and all other amounts payable to the Lessor in accordance with the timeline and method stipulated in this Agreement;
d.	To be entitled to use the Factory in accordance with the Lease Purpose and repair any damage to the Factory caused by its fault;
e.	To return the Factory to the Lessor in accordance with the provisions of this Agreement;
f.

Not to alter, renovate, repair, or demolish the Factory under any circumstances without the Lessor’s prior written consent To pay in full and on time the amount payable to the Lessor, unless otherwise provided for in the Lease Agreement or otherwise agreed by the Parties;

g.	To compensate for any damages caused by its fault;
h.	To procure and maintain insurance policies relating to the Factory and the Lessee’s assets at the Factory in accordance with applicable regulations.
i.	Throughout the course of using the Factory, the Lessee shall ensure that:
(i)

All approvals and permits required for the use of the Factory are obtained, including permits relating to environmental protection and fire prevention and fighting. The Lessee shall bear all risks and costs arising from any non-compliance, including penalties imposed by competent authorities. In the event of any change in production activities at the Factory, the Lessee shall only commence such activities upon obtaining the Lessor’s approval.

(ii)

The Lessee shall bear full responsibility for the treatment and disposal of industrial solid waste and hazardous waste generated during its operations at the Project, in accordance with applicable environmental protection laws.

j.

In the event that the Factory is damaged or suffers any loss due to the Lessee’s fault, the Lessee shall be responsible for remedying and restoring the Factory to its original condition as described in the Handover Minutes within the time period required by the Lessor. In the event that the Lessee fails to complete such repairs, the Lessor shall have the right to carry out the repairs itself, and the Lessee shall reimburse the Lessor for the repair costs in accordance with the Lessor’s notice;

k.

The Lessee shall be responsible for the maintenance and/or renovation of the Factory, provided that such works do not alter the exterior design, structure, or framework of the Factory, nor the overall structure, architecture, or master planning of the Project.

l.

The Lessee shall submit to the Lessor a detailed plan for maintenance and/or renovation of the Factory at least [***] days prior to the intended implementation date for the Lessor’s approval. The Lessee shall carry out such maintenance and/or renovation strictly in accordance with the approved plan. For the purpose of this provision, the Lessor shall obtain any necessary approvals from competent authorities (if required), and the Lessee shall bear all costs related to such maintenance and/or renovation;

m.	Other obligations as provided under this Agreement and applicable laws.

ARTICLE 8. LIABILITY FOR BREACH OF CONTRACT

8.1In the event of a breach of this Agreement by the Lessor:

If the Lessor fails to hand over the Factory to the Lessee within [***] days from the Handover Date, the Lessor shall refund the Deposit to the Lessee in accordance with this Agreement within [***] working days from the date of the Lessee’s request. Accordingly, this Agreement shall be terminated as if upon expiry of the Lease Term.

8.2 In the event of a breach of this Agreement by the Lessee:

a.

If the Lessee delays any payment due to the Lessor under this Agreement and/or breaches any obligations or undertakings herein, the Lessee shall pay to the Lessor late payment interest at the rate of [***] per day on the overdue amount, corresponding to the period of delay, calculated until the date on which the Lessor receives full payment of such amount.

b.

In the event that (i) the total period of the Lessee’s delay in making all payments under this Agreement (including late payment interest) exceeds [***] days from the relevant due dates, or (ii) the Lessee fails to remedy any breach within the time period required by the Lessor, or (iii) such breach is incapable of remedy, the Lessor shall have the right to apply one or more of the following remedies:

b.1.	To require the Lessee to remedy the breach or to remedy such breach at the Lessee’s cost and expense;
b.2.	To suspend the provision of services at the Factory or to request service providers to suspend such services;
b.3.	To suspend the operation of the Factory and retain all assets located at the Factory;
b.4

To unilaterally terminate this Agreement by giving at least [***] days’ prior notice to the Lessee (the “Termination Notice”), with effect from the termination date specified therein (the “Termination Date”). From the Termination Date, the Lessor shall have the right to freely offer the Factory for sale/lease to new customers. Upon receipt of sufficient payment from such new customer, the Lessor shall refund to the Lessee the amount paid by the Lessee for the period after the Termination Date or the date on which the Lessee returns the Factory, whichever is later (such amount shall be non-interest bearing), after deducting the following amounts:

(i)	contractual penalties up to the amount of the Security Deposit;

(ii) late payment interest as provided in Article 8.2.a of this Agreement; and

(iii)	any other amounts to compensate for all losses and damages incurred by the Lessor arising from the termination of this Agreement.

In the event that the Parties cannot agree on the total amount of penalties and damages under items (i), (ii), and (iii) above, the total amount of penalties and damages shall be fixed at an amount equivalent to [***] months’ rent.

8.3

In the event that a Party breaches this Agreement and such breach is not remedied within the period specified herein, and the non-breaching Party does not exercise its right to terminate this Agreement, the breaching Party shall pay to the non-breaching Party a penalty equal to [***] of the monthly rent and Management Fee for each breach; provided that the total penalty shall not exceed [***] of the monthly rent and Management Fee for all breaches occurring within [***] month.

ARTICLE 9: TERMINATION OF THE LEASE AGREEMENT

9.1	This Agreement will terminate upon one of the following cases occurs:
a.	Both Parties agree to terminate the Agreement;
b.	In the event that the Lessee delays payment or commits any other breach as provided in Article 8.2 of this Agreement, this Agreement shall be handled in accordance with Article 8.2 hereof;
c.

In the event that a Party affected by a force majeure event is unable to remedy such event to continue performing its obligations for a period of [***] days from the occurrence of such force majeure event, either Party shall have the right to unilaterally terminate this Agreement. In such case, the Lessor shall refund to the Lessee (i) any portion of rent paid by the Lessee for the period after the termination date (if any) on a non-interest bearing basis, and (ii) the Security Deposit after deducting any amounts payable by the Lessee to the Lessor in accordance with this Agreement;

d.

By the expiry of the Lease Term that the Parties fail to agree on extending the Lease Term. In such case, this Agreement shall automatically terminate upon the Parties having fully performed all rights and obligations as provided herein;

e.

Either Party may unilaterally terminate this Agreement by giving at least [***] months’ prior written notice to the other Party, and the terminating Party shall pay a penalty equal to [***] months’ rent and Management Fee calculated at the time of termination (the “Termination Penalty”). In the event that the terminating Party fails to comply with this provision, such Party shall pay a penalty equal to [***] times the Termination Penalty. The Lessor shall refund to the Lessee any prepaid amounts corresponding to the unused period of the Factory in the event that the Lessee is the terminating Party;

9.2

Upon termination of this Agreement, the Lessee shall be responsible for: (i) paying all amounts due and payable to the Lessor under this Agreement up to the later of (a) the date on which the Lessee completes the return of the Factory to the Lessor, or (b) the termination date of this Agreement; and

any storage costs incurred if the Lessee’s goods or assets are placed into storage; and (ii) returning the Factory to the Lessor in the same condition as at the time of handover from the Lessor, in good and proper working order, save for normal wear and tear as accepted by the Lessor, within [***] days from the termination date of this Agreement or such other period as may be notified in writing by the Lessor, whichever occurs earlier.

9.3

After termination of this Agreement, any assets left by the Lessee at the Factory shall be deemed abandoned, and the Lessor shall have the full right to dispose of such assets at its sole discretion. The Lessee shall bear all costs of removal and disposal in the event that the proceeds from liquidation of such assets are insufficient to cover the Lessor’s costs. The Lessee shall indemnify the Lessor against any liability to third parties arising from the Lessor’s sale or disposal of such assets in the bona fide belief that such assets belong to the Lessee.

ARTICLE 10: MISCELLANEOUS

10.1	This Agreement shall be governed by the laws of Vietnam. Any amendments to this Agreement must be made in writing and duly executed by the Parties.
10.2	The Lessor shall have the right to assign or transfer its rights and obligations under this Agreement.
10.3	All notices, requests, and communications in connection with this Agreement shall be made in writing and delivered by courier or email, unless otherwise agreed by the Parties.
10.4

In the event of any disagreement or dispute arising out of or in connection with this Agreement, the Parties shall first seek to resolve such dispute through negotiation and amicable settlement. Failing such resolution, the dispute shall be submitted to the competent court for resolution in accordance with applicable laws.

10.5	The Parties shall not disclose any information contained in this Agreement to any third party without the prior consent of the other Party, except as required by competent state authorities.
10.6

By entering into this Agreement, the Lessee (i) represents and warrants that neither the Lessee nor its managers, employees, agents, or representatives has violated, is subject to, or is involved in any proceedings, litigation, claims, or investigations relating to any Sanctions Laws, or is a Sanctioned Person as defined in the Anti-Money Laundering and Transparency Regulation published on the Company’s website, as may be amended from time to time (the “Regulation”), and (ii) undertakes to comply with the Regulation. The Regulation shall be deemed an integral part of this Agreement and shall be legally binding upon the Lessee.

10.7

The Lessee and its related persons shall not offer and/or promise to offer any bribes or improper advantages, whether in cash or in kind (“Bribery”), to any person affiliated with the Lessor. In the event that the Lessee discovers any request for a Bribe from any person affiliated with the Lessor, the Lessee shall report such conduct to the Lessor via the designated hotline. In the event of a breach by the Lessee, depending on the severity, the Lessee shall be subject to a penalty of [***] per act of bribery. The Lessor shall be exempt from any liability arising from the Lessee’s bribery conduct.

10.8	This Agreement shall take effect as of the date of signing and is made in 04 (four) originals, each Party keeps 02 (two) originals for implementation.

REPRESENTATIVE OF THE LESSEE	REPRESENTATIVE OF THE LESSOR

(Signed and Sealed) /s/ [***]	(Signed and Sealed) /s/ [***]

List of Omitted Appendix:

Appendix 1 – Layout of the Leased Area

Appendix 1 – Detailed Breakdown of Construction Areas